Exhibit 10.29

TRANSFORMATION GRANT AGREEMENT

THIS TRANSFORMATION GRANT AGREEMENT (this “Agreement”) is made as of the 14th day of August 2012 between WP Prism Inc. (the “Company”) and Brenton L. Saunders (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant of a special equity award in the form of restricted shares of the Company’s common stock, par value $.001 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth in this Agreement and the Employee Shareholders Agreement between the Company and the Grantee, dated as of March 15, 2010 (the “Shareholders’ Agreement”), the Company hereby grants to the Grantee 315,000 restricted shares of Common Stock (the “Restricted Stock”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Shareholders’ Agreement.

2. Grant Date. The grant date of the Restricted Stock hereby granted is August 14, 2012 (the “Grant Date”).

3. Rights of the Grantee. The Grantee’s rights with respect to all the shares of Restricted Stock shall not vest and will remain forfeitable at all times prior to the Vesting Date (as defined below). Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the shares of Restricted Stock, including the right to vote the shares of Restricted Stock, if any. Prior to the Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the shares of Restricted Stock, except that the Grantee may transfer any or all of the Restricted Stock to his beneficiaries or estate upon his death (by will, by the laws of descent and distribution or otherwise).

4. Vesting. Subject in each case to the FMV Vesting Condition (as defined below), the shares of Restricted Stock shall vest and no longer be forfeitable as follows:

4.1 The Restricted Stock shall vest upon the earliest to occur of (A) the second anniversary of the Grant Date, (B) a Change of Control and (C) the date on which the Grantee’s Employment terminates as a result of (x) a termination by the Company without Cause (as defined in the Grantee’s Stock Option Grant Agreement with the Company dated as of March 15, 2010) or (y) the Grantee’s death or Disability (such date, the “Vesting Date”). In the event that the Vesting Date occurs as a result of clause (C) above, the portion of the Restricted Stock that shall vest shall be equal to a fraction, the numerator of which is the number of whole months that have elapsed between the Grant Date and the Vesting Date and the denominator of which is 24, and any remaining portion of the Restricted Stock shall be forfeited immediately. In all other cases, subject to the FMV Vesting Condition, the Restricted Stock shall vest in full upon the Vesting Date.

4.2 Notwithstanding the foregoing, the Restricted Stock shall be immediately forfeited in full if (A) the Grantee’s Employment terminates at any time (including following the Vesting Date) for any reason other than as described in clause 4.1(C) above, (B) the Grantee breaches any restrictive covenant to which he is subject at any time (including following the Vesting Date) or (C) as of the Vesting Date, the FMV Vesting Condition is not satisfied. For purposes of this Agreement, the “FMV Vesting Condition” shall mean that the Fair Value of a share of the Common Stock is at least $38.50.

4.3 Delivery of Shares. The Company shall issue certificates, or make a “book entry” on the books and records of the Company, representing the shares of Restricted Stock issued and held by the Grantee; provided that prior to the Vesting Date, the shares of Restricted Stock shall be held by the Company in escrow (together with any stock transfer powers which the Company may request of the Grantee) and shall remain in the custody of the Company until (a) their delivery (in either certificate or “book entry” form) to the Grantee upon the Vesting Date; or (b) their forfeiture as set forth above. The shares of Restricted Stock shall at all times be subject to the terms and conditions of the Shareholders’ Agreement, as modified herein.

5. Non-solicitation, Non-recruitment and Non-competition. In consideration of the Grantee’s employment with the Company (which, for purposes of this Section 5, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Sponsor)) and the grant of the Restricted Stock pursuant to this Agreement, the Grantee makes the following covenants described in this Section 5:

5.1 Non-solicitation of Company Customers and Suppliers. During the Grantee’s Employment and for the twelve month period following the termination of such Employment for any reason (the “Restricted Period”), the Grantee shall not, directly or indirectly, on behalf of himself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any of the Company’s then-current and actively-sought potential customers (“Customers”) or suppliers of inventory (“Suppliers”) in connection with any business activity that is operated by a Competitor (as defined below) of the Company.

5.2 Non-solicitation of Company Employees. During the Restricted Period, the Grantee shall not, without the prior written consent of the Board, directly or indirectly, on behalf of himself or any third party, solicit or hire or recruit or, other than in the good faith performance of the Grantee’s duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 5.2 shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

5.3 Non-competition with the Company. During the Restricted Period, the Grantee shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 5, a Competitor of the Company shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Novartis, Abbott Medical Optics, Inc., Allergan, Inc., Johnson & Johnson, Carl Zeiss Meditec, Inc., STAAR Surgical Company, Cooper Companies and Santen Pharmaceutical Co., Ltd. (provided that, with respect to Johnson & Johnson and Novartis, this provision shall be limited to Johnson & Johnson and Novartis businesses that are primarily engaged in the provision of ophthamological products, including, without limitation, the Vistakon division of Johnson & Johnson and the Alcon and CIBA Vision divisions of Novartis); or (ii) any individual or entity that within two years after your termination could reasonably be expected to generate more than $50 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) the Grantee has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which the Grantee has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 5.3 no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 5.

5.4 Non-disclosure of Confidential Information and Trade Secrets. During the term of the Grantee’s Employment and thereafter, except in the good faith performance of the Grantee’s duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, the Grantee shall not, directly or indirectly, for his own account or for the account of any other person, firm or entity, use or disclose any Confidential Information (as defined in the Company’s Management Stock Option Plan) or proprietary Trade Secrets (as defined in the Company’s Management Stock Option Plan) of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of the Grantee’s breach of this paragraph).

5.5 Enforceability of Covenants. The Grantee acknowledges that the Company has a present and future expectation of business from and with the Customers and Suppliers. The Grantee acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 5, and the Grantee agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Grantee hereby waives any such defense. The Grantee further acknowledges that complying with the provisions contained in this Agreement will not preclude the Grantee from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Grantee agrees that his covenants under this Section 5 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Grantee’s covenants and obligations under this Section 5. The Grantee agrees that any breach of any covenant under this

Section 5 will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

6. Call Rights: No Put Rights; Tag Along Rights: Piggyback Registration Rights. Notwithstanding anything to the contrary in the Shareholders’ Agreement:

6.1 Call Rights. In the event that, following the Vesting Date, the Grantee’s Employment terminates for any reason other than a termination by the Company for Cause, the Company shall have the call right described in Section 3(b)(i) of the Shareholders’ Agreement with respect to the Restricted Stock.

6.2 No Put Rights. The Grantee shall not have any put right with respect to the Restricted Stock (either before or after the Vesting Date).

6.3 Tag Along Rights. The Tag Along Rights described in Section 4(b) of the Shareholders’ Agreement shall only apply to the Restricted Stock following the Vesting Date.

6.4 Piggyback Registration Rights. The Piggyback Registration Rights described in Section 5(b) of the Shareholders’ Agreement shall only apply to the Restricted Stock following the Vesting Date.

7. Adjustment Upon Changes in Common Stock.

7.1 Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Board shall make such adjustments with respect to the number of shares of Restricted Stock, as the Board may, in its good faith discretion, consider appropriate to prevent the enlargement or dilution of rights.

7.2 Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), the shares of Restricted Stock outstanding on the date of such merger or consolidation shall pertain to and apply to (on the same terms and conditions as apply to the shares of Restricted Stock, unless otherwise determined by the Board) the securities that a holder of the number of shares of Common Stock underlying the shares of Restricted Stock would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the shares of Restricted Stock shall not be affected by such transaction).

7.3 Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or

(iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of the shares of Restricted Stock outstanding immediately prior to such event (whether or not then exercisable) for shares of Restricted Stock on some or all of the property for which the Common Stock is exchanged and, incident thereto, make such equitable adjustment to the shares of Restricted Stock and this Agreement, as determined by the Board; and/or, (b) if appropriate, cancel, effective immediately prior to such event, the shares of Restricted Stock (whether or not vested) and in full consideration of such cancellation pay to the Grantee an amount in cash, with respect to each share of Restricted Stock, equal to the value, as determined by the Board in its good faith discretion, of securities and/or property (including cash) received by such holders of shares of Common Stock as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.4 Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.4 hereof, or in the event a Public Market exists for the securities of any Affiliate of the Company, the Board shall, in its good faith discretion, make such adjustments to the shares of Restricted Stock or the terms of this Agreement as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5 No Other Rights. Except as expressly provided in this Agreement, the Grantee shall not have any rights by reason of (i) any subdivision or consolidation of shares of Common Stock or shares of stock of any class, (ii) the payment of any dividend, or any increase or decrease in the number of shares of Common Stock, or (iii) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. No issuance by the Company of shares of Common Stock or shares of stock of any class, or securities convertible into shares of Common Stock or shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the shares of Restricted Stock.

7.6 Adjustments to Common Stock. As used herein, references to the terms “Common Stock” or “shares of Restricted Stock” shall also be references to securities of any kind whatsoever received in exchange for such shares of Common Stock or shares of Restricted Stock.

8. Disclaimer of Rights. No provision in this Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate of the Company, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment between any individual and the Company or an Affiliate of the Company.

9. Withholding of Taxes. To satisfy any federal, state, or local taxes or withholding of any kind required by law to be withheld with respect to any vesting, payments, distributions and property transferred under this Agreement, the Company shall have the right to (i) deduct an amount from payments of any kind otherwise due to the Grantee; (ii) deduct a number of shares of Common Stock that would otherwise be delivered to or held by Grantee; or (iii) require the Grantee to deliver to the Company an amount in cash, in any case as determined by the Company in its sole discretion, sufficient to satisfy any such obligation.

10. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions thereof and hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11. Representations. The Grantee hereby represents and warrants to the Company and its Affiliates that: (a) the Grantee is aware that this Agreement and the Shareholders’ Agreement provide significant restrictions on the ability of the Grantee to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber the shares of Restricted Stock; (b) the Grantee has duly executed and delivered this Agreement and the Shareholders’ Agreement; and (c) the Grantee’s authorization, execution, delivery, and performance of this Agreement and the Shareholders’ Agreement does not conflict with any other agreement or arrangement to which the Grantee is a party or by which it is bound.

12. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Agreement and the Shareholders’ Agreement supersede all prior agreements and understandings between the parties with respect to its subject matter.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

16. Notice. All notices or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement shall be delivered in accordance with the requirements of the Shareholders’ Agreement.

17. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto signed this Agreement on his/her own behalf, thereby representing that he/she has carefully read and understands this Agreement as of the day and year first written above.

WP PRISM INC.

/s/ Sean D. Carney
By:	Sean D. Carney
Title:	Director, and Managing Director, Warburg Pincus LLC

BRENTON L. SAUNDERS

/s/ Brenton L. Saunders